Exhibit 3.1

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
SOUTHWEST AIRLINES CO.

ARTICLE ONE

Southwest Airlines Co., a Texas corporation (the "Corporation"), pursuant to the provisions of the Texas Business Corporation Act, hereby adopts these Articles of Amendment to its Articles of Incorporation.

ARTICLE TWO

ARTICLE NINE is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”

ARTICLE THREE

The amendment made by these Articles of Amendment was duly adopted by the shareholders of the Corporation on May 16, 2007.

ARTICLE FOUR

The number of shares outstanding on the record date for such shareholders meeting was  and the number of shares entitled to vote on such amendment was 783,176,304.  A total of 660,613,271 shares were voted for the amendment and 6,160,895 shares were voted against the amendment.  These Articles of Amendment have been approved in the manner required by the Texas Business Corporation Act and the constituent documents of the Corporation.

IN WITNESS THEREOF, the Corporation has caused these Articles of Amendment to be executed this 29th day of May, 2007.

SOUTHWEST AIRLINES CO.

By:	/s/ Laura H. Wright
Laura H. Wright, Senior Vice President-Finance and
Chief Financial Officer